Exhibit 99.1

FOR IMMEDIATE RELEASE

Vertex Pharmaceuticals Reports Second Quarter 2004
Financial Results and Provides Clinical Update

—Company on Track to Achieve 2004 Milestones—

Cambridge, MA, July 26, 2004 — Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today reported consolidated financial results for the three and six months ended June 30, 2004.

For the quarter ending June 30, 2004, the Company’s net loss on a GAAP basis was $44.3 million, or $0.56 per basic and diluted share, compared to a net loss of $89.9 million, or $1.17 per basic and diluted share, for the quarter ending June 30, 2003.

Excluding restructuring and other charges, the loss for the quarter ending June 30, 2004 was
$42.4 million, or $0.54 per basic and diluted share, compared to a loss of $45.4 million, or $0.59 per basic and diluted share, for the quarter ending June 30, 2003.  The reduced loss was primarily the result of increased revenues and a decrease in research and development expenses.

Total revenues for the quarter ending June 30, 2004 increased to $18.5 million from $16.0 million in 2003, primarily due to increased HIV product royalties.  Research and development expenses for the quarter ending June 30, 2004 were $47.5 million compared to $50.1 million for the second quarter of 2003.  The decrease in research and development expenses reflects a focus of resources on clinical development of proprietary hepatitis C and inflammation product candidates.  Sales, general and administrative expenses for the quarter ending June 30, 2004 were $10.2 million, as compared to $9.7 million for the second quarter of 2003.

The quarter ending June 30, 2004 includes a charge of $1.8 million for imputed interest cost relating to the Company’s accrual of restructuring and other expense.

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Vertex Pharmaceuticals Incorporated

Second Quarter 2004 Financial Results

July 26, 2004

Other interest expense, net, for the quarter ending June 30, 2004 was $2.0 million compared to other interest expense, net, of $0.9 million for the second quarter of 2003.

At June 30, 2004, Vertex had approximately $460.4 million in cash, cash equivalents and available for sale securities, $162 million in convertible debt due September 2007, and $153 million in convertible debt due February 2011.

“We have strongly executed on our plan to advance our business during the first half of 2004, resulting in achievements across multiple fronts,” stated Joshua Boger, Ph.D., Chairman and CEO of Vertex Pharmaceuticals.  “Notably, Vertex has entered into three new collaborations, reflecting our leadership position across a number of breakthrough areas.  High-value collaborations represent a fundamental component of our business model, allowing us to capture significant near and long-term value for our research and clinical development investments.”

Dr. Boger continued, “On the commercial front, we recently announced the approval of our new HIV protease inhibitor (PI), Telzir® (fosamprenavir calcium; marketed in the U.S. as Lexiva®) in the European Union (EU), providing clinicians and HIV-infected patients a simpler and well-tolerated treatment option.  The launch of Telzir in the EU with our partner GlaxoSmithKline is an important step in the extension of our franchise efforts in the field of HIV.”

“Our clinical progress to date in 2004 reflects our commitment to leadership in the development of breakthrough drugs that can transform the treatment paradigm for major diseases,” Dr. Boger added.  “We have taken key steps to advance our proprietary HCV product pipeline, initiating the Phase IIb METRO (MErimepodib TRiple cOmbination) study as well as first-in-human studies for our oral HCV protease inhibitor, VX-950.  In addition, we have generated positive results from our Phase IIa pilot study of VX-702 in acute coronary syndromes (ACS).”

Dr. Boger continued, “During the second half of 2004, we anticipate announcing further progress in key research and clinical programs as we continue to focus on achieving important business objectives that enable sustained value creation.”

Recent Corporate and Clinical Highlights

Vertex highlighted several key corporate and clinical milestones from the second quarter of 2004.

Corporate Milestones:

•                  Vertex and Merck entered into a global collaboration to develop and commercialize VX-680, Vertex’s lead Aurora kinase inhibitor, for the treatment of cancer.  Under the terms of the agreement, Vertex has received a $20 million up-front payment and will receive an additional $14 million in research funding over the next two years.  In addition, Vertex could receive as much as $350 million in milestone payments, including $130 million for the successful development of VX-680 in the first oncology indication and additional milestone payments for development of VX-680 and follow-on compounds in subsequent major oncology indications.  Merck will be responsible for clinical development and commercialization of VX-680 worldwide and will pay Vertex royalties on product sales.

•                  Vertex signed an agreement with Mitsubishi Pharma Corporation for the development and commercialization of the oral hepatitis C virus (HCV) protease inhibitor VX-950 in Japan and other Far East countries.  As part of the agreement, Mitsubishi could make pre-commercial payments of up to $33 million to Vertex and will pay royalties to Vertex on any commercial sales of VX-950 in Mitsubishi’s territories.  Vertex retains exclusive development and marketing rights to VX-950 in the rest of the world, including North America and Europe.

•                  Vertex expanded its drug discovery and development collaboration with Cystic Fibrosis Foundation Therapeutics, Inc. (CFFT).  Under the expanded collaboration, CFFT has committed $21 million in contracted research payments to Vertex through 2005.  Vertex will retain the right to develop and commercialize any compounds discovered.

Commercial and Clinical Milestones

HIV:

•                  Earlier this month, Vertex announced that the European Commission has granted marketing clearance for the HIV protease inhibitor Telzir® (fosamprenavir calcium), indicated in combination with other antiretroviral agents for the treatment of HIV infection.  Vertex anticipates that its partner GlaxoSmithKline will launch Telzir in the EU in the second half of 2004.

HCV:

•                  Vertex announced today that patient enrollment has begun for the METRO study, a
Phase IIb clinical trial evaluating the oral HCV therapy merimepodib (MMPD) in patients with HCV who are non-responders to prior treatment with pegylated interferon and ribavirin.  The METRO trial is expected to enroll approximately 315 patients who will receive MMPD or placebo in combination with Pegasys® (peginterferon alfa-2a) and Copegus® (ribavirin).

•                  In June, Vertex initiated a Phase Ia clinical study of VX-950, an investigational oral protease inhibitor for the treatment of HCV infection.  The objective of the trial is to assess safety, tolerability and pharmacokinetics in escalating single doses of VX-950 in healthy volunteers.

Autoimmune Diseases and Inflammation:

•                  Vertex today announced top-line results from the pilot Phase IIa study of VX-702, a novel, orally active inhibitor of p38 mitogen-activated protein (MAP) kinase.  The study was designed to evaluate the safety and tolerability of VX-702 in patients with unstable angina undergoing percutaneous coronary intervention (PCI).  Preliminary results indicated that VX-702 met its primary endpoint of safety and tolerability.  Treatment with VX-702 also resulted in dose-dependent inhibition of C-reactive protein (CRP), a key biomarker of inflammation.  The Company expects to present detailed results from this study in a medical forum later in 2004.

The Company believes that the results from the pilot Phase IIa study support further development of VX-702 for the treatment of ACS.  As part of the Company’s development program for VX-702, Vertex is also evaluating the clinical and commercial potential for VX-702 in additional indications, including chronic indications, in which a reduction of CRP is associated with clinical activity.

2004 Corporate Goals: Outlook

Vertex is on track to achieve its targeted milestones for 2004, which are important in sustained value creation for the Company.  In the second half of 2004, Vertex expects to accomplish the following:

•                  Establish new pharmaceutical collaborations

•                  Such collaborations would augment development and commercialization of proprietary compounds as well as support Vertex’s discovery organization.

•                  Initiate multiple clinical trials

•                  Vertex expects to begin a pilot Phase II study of MMPD in combination with ribavirin.  In addition, the Company expects to initiate clinical evaluation of VX-950 in patients with chronic hepatitis C later this year.

•                  Vertex expects to begin Phase IIa clinical development of VX-765 in an inflammatory disease indication.

•                  Vertex anticipates that Merck will begin Phase I clinical development of VX-680, its lead Aurora kinase inhibitor, for the treatment of cancer.

•                  Select new drug candidates for preclinical development

•                  Vertex has advanced discovery efforts underway targeting kinases, ion channels, and bacterial gyrase, and anticipates advancing preclinical drug candidates from one or more of these programs in 2004.

Full Year 2004 Financial Guidance

This section contains forward-looking guidance about the financial outlook for Vertex Pharmaceuticals.  Vertex today reiterated its 2004 financial guidance that was originally provided on February 3, 2004.  The Company expects that full year 2004 loss, before charges and gains, will be in the range of $140 to $150 million.  Vertex anticipates a loss, before charges and gains, for the third quarter in the range of $37 million to $40 million.

“At the beginning of the year, we established several key initiatives to improve our operating profile and strengthen our capital structure,” stated Ian Smith, Senior Vice President and Chief Financial Officer at Vertex.  “With the successful signing of three strategic collaborations, the increase in revenues from Lexiva, recent approval of Telzir, and focused R&D investments, we have reduced our operating cash burn.  Additionally, we successfully strengthened our balance sheet earlier in the year by exchanging 2007 convertible debt for 2011 convertible debt, and providing greater flexibility for equity conversion of the newly issued debt.  We will continue to focus on these important financial aspects of our business.”

Non-GAAP Financial Measures

In this press release, Vertex’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) in the United States and using certain non-GAAP financial measures.  In particular, Vertex provides its second quarter 2004 loss, guidance for a third quarter and full year 2004 loss, excluding any charges or gains, all of which are non-GAAP financial measures.  These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business, and uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, to manage the Company’s business and to evaluate its performance.

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases.  The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical partners.  Vertex’s product pipeline is principally focused on viral diseases, inflammation, autoimmune diseases and cancer.  Vertex co-promotes the new HIV protease inhibitor Lexiva® (fosamprenavir calcium) with GlaxoSmithKline.

Lexiva® and Telzir® are registered trademarks of the GlaxoSmithKline group of companies.  Pegasys® and Copegus® are registered trademarks of Roche Pharmaceuticals.

This press release may contain forward-looking statements, including statements that (i) collaborations enable Vertex to capture significant near-term and long-term value for the Company’s research and clinical development investments; (ii) Vertex is positioned for clinical advancements in the areas of autoimmune disease and inflammation in the second half of 2004, and that Vertex anticipates announcing further progress in research and clinical programs in the second half of 2004; (iii) in the second half of the year, that Vertex expects to enter into new collaborations, begin a pilot clinical study of merimepodib in combination with ribavirin, initiate clinical evaluation of VX-950 in patients with chronic hepatitis C, begin a Phase IIa clinical study of VX-765 in an inflammatory disease indication, present detailed clinical data from a Phase IIa study of VX-702 in ACS, and advance additional new preclinical drug candidates from its research programs; (iv) Vertex expects Merck to initiate Phase I clinical development of VX-680; and (v) Vertex expects its 2004 loss, and its third quarter loss to be within the ranges set forth above.  While management makes its best efforts to be accurate in making forward-looking statements, those statements are subject to risks and uncertainties that could cause Vertex’s actual results to vary materially.  Those risks and uncertainties include, among other things, the risk that any one or more of Vertex’s internal and external drug development programs will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources, that Vertex will be unable to realize one or more of its financial objectives for 2004 as set forth above, due to any number of financial, technical or collaboration considerations, that future competitive or other market factors may adversely impact the commercial potential for our product candidates in HCV and inflammation; that our drug discovery efforts will not ultimately result in commercial products due to scientific, medical or technical developments,  and other risks listed under Risk Factors in Vertex’s form 10-K filed with the Securities and Exchange Commission on March 15, 2004.

Vertex Pharmaceuticals Incorporated

2004 Second Quarter and Six Month Results

Consolidated Statement of Operations Data

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Pharmaceutical revenues:
Royalties	$4,011	$2,020	$6,593	$3,941
Collaborative R&D and other revenues	14,530	13,932	29,461	28,000

Total revenues	$18,541	$15,952	$36,054	$31,941

Costs and expenses:
Royalty payments	1,328	668	2,174	1,320
Research and development	47,450	50,080	89,125	101,709
Sales, general & administrative	10,160	9,687	19,882	19,172
	58,938	60,435	111,181	122,201

Other interest (income) / expense, net	2,035	921	3,472	(484)
Loss excluding charge for retirement of 2007 convertible notes, restructuring and other expense and income / (loss) from discontinued operations	$(42,432)	$(45,404)	$(78,599)	$(89,776)
Basic and diluted loss per common share excluding charge for retirement of 2007 convertible notes, restructuring and other expense and income/ (loss) from discontinued operations	$(0.54)	$(0.59)	$(1.00)	$(1.17)

Charge for retirement of 2007 convertible notes (Note 1)	—	—	(2,453)	—
Restructuring and other expense (Note 2)	(1,837)	(44,131)	(3,655)	(48,030)
Income (loss) from discontinued operations (Note 3):
Gain on sale of assets	—	—	—	69,232
Loss from discontinued operations	—	(393)	—	(743)
Total income (loss) from discontinued operations	—	(393)	—	68,489

Net loss	$(44,269)	$(89,928)	$(84,707)	$(69,317)

Basic and diluted net loss per common share	$(0.56)	$(1.17)	$(1.08)	$(0.91)

Basic and diluted weighted average number of common shares outstanding	78,807	76,764	78,356	76,588

Note 1:  In February 2004. the Company exchanged approximately $153.1 million in aggregate principal amount of 5% Convertible Subordinated Notes due 2007 for approximately $153.1 million in aggregate principal amount of newly issued 5.75% Convertible Senior Subordinated Notes due 2011.  This transaction resulted in a charge of approximately $2.5 million relating to the write-off of the remaining unamortized issuance charges for the $153.1 million of the 2007 5% convertibles notes, which were retired.

Note 2:  For the three and six months ended June 30, 2004 and 2003, the Company incurred restructuring and other expense charges.  The charge for the three and six months ending June 30, 2004 is $1.8 million and $3.7 million, respectively, and relates to an imputed interest cost in connection with the restructuring and other expense accrual.  For the three and six months ended June 30, 2003, the Company recorded $44.1 million and $48.0 million, respectively, of restructuring and other expense.  That expense includes anticipated costs to exit a facilities lease, including $2.1 million and $6.0 million, respectively, of lease operating expense incurred prior to the decision not to occupy the leased space, as well as costs associated with the reduction of the Company’s workforce including severance pay, continuation of benefits and outplacement services in addition to the write-off of leasehold improvements and other assets.  This expense has been estimated in accordance with SFAS 146 “Accounting for Costs Associated with Exit or Disposal Activities” and is reviewed quarterly for changes in circumstances.

Note 3:  The Company sold certain assets and liabilities of the Discovery Tools and Services business in March and December 2003, respectively.  In October 2001, the Financial Accounting Standards Board issued FASB 144 “Accounting for the Impairment of Long-Lived Assets” (“SFAS 144”).  SFAS 144 provides a single accounting model for long-lived assets to be disposed of.  The combination of the assets sold in March 2003 and in December 2003 represents a component of the Company’s business that, beginning in 2002, had separately identifiable cash flows.  As such, pursuant to SFAS No. 144, the tables presented in this release give effect to the disposition of the assets sold in March and December 2003, accounting for such assets as discontinued operations.  For the six months ended June 30, 2003 the Company recorded total income from discontinued operations of $68.5 million, including a gain on the sale of assets.

Vertex Pharmaceuticals Incorporated

2004 Second Quarter Results

Condensed Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	June 30, 2004	December 31, 2003

Assets
Cash, cash equivalents and available for sale securities	$460,368	$583,164
Other current assets	13,847	10,642
Property, plant and equipment, net	73,226	80,083
Restricted cash	52,416	26,061
Other noncurrent assets	24,194	24,461
Total assets	$624,051	$724,411

Liabilities and Equity
Deferred revenue, collaborator development loan and other current liabilities	$80,750	$69,541
Accrued restructuring and other expense	56,701	69,526
Deferred revenue – noncurrent	38,385	51,771
Collaborator development loan – noncurrent	19,997	18,460
Other long term obligations	2,925	7,268
Convertible notes (due 2007)	161,867	315,000
Convertible notes (due 2011)	153,133	—
Stockholders’ equity	110,293	192,845
Total liabilities and equity	$624,051	$724,411

Conference Call and Webcast:  Second Quarter 2004 Financial Results:

Vertex Pharmaceuticals will host a conference call today, July 26, 2004, at 5:00 p.m. EDT to review financial results and recent developments.  This call will be broadcast via the Internet at www.vrtx.com in the investor center.  Alternatively, to listen to the call on the telephone, dial (800) 374-0296 (U.S. and Canada) or (706) 634-2394 (International).

The call will be available for replay via telephone commencing July 26, 2004 at 8:00 p.m. EDT running through 5:00 p.m. EDT on August 9, 2004.  The replay phone number for the U.S. and Canada is (800) 642-1687.  The international replay number is (706) 645-9291 and the conference ID number is 8660961.  Following the live webcast, an archived version will be available on Vertex’s website until 5:00 p.m. EDT on August 9, 2004.

Vertex’s press releases are available at www.vrtx.com.

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Vertex Contacts:

Lynne H. Brum, VP, Corporate Communications and Financial Planning, (617) 444-6614

Michael Partridge, Director, Corporate Communications, (617) 444-6108

Lora Pike, Manager, Investor Relations, (617) 444-6755